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 1                                               EXHIBIT 10.3

                                                            May 1, 1996


Associates First Capital Corporation
250 E. Carpenter Freeway
Irving, TX 75062

Dear Sirs:

                      Management Trademark Agreement

      This letter shall serve to confirm the agreement between you ("AFCC") and us ("Ford") under which Ford will provide certain management, financial, administrative and insurance services to you.

      1. Services to be Provided. Except at otherwise provided by separate agreement of the parties, when and as reasonably requested by AFCC or its subsidiaries, Ford shall provide, or cause to be provided, to AFCC assistance, advice and services in respect of the following matters:

(a) Management and other technical and professional (e.g., legal and tax) support;

(b) Accounting and bookkeeping, including policies, principles and procedures, budget and cost controls, and audit programs;

(c) Pension asset management;

(d) Sales, marketing and operational planning, including providing AFCC with Ford customer data to facilitate cross-marketing; and

(e) Incurance coverage under Ford's property and casualty insurance policies such as liability, crime, property, workers' compensation and directors and officers insurance.

      2.  Fees for Services.  With respect to the services enumerated in
Section 1(a) through (d) above, an annual fee of $3.5 million shall be paid by AFCC to Ford in equal quarterly installments on the last business day of March,
June, September and December of each year during the term of this Agreement, commencing March 29, 1996. Such fee shall be adjusted upward or downward each year to reflect any increase or decrease in the Consumer Price Index for the immediately prior calendar year, as published by the U. S. Department of Labor.
With respect to incurance coverage provided pursuant to Section 1(e) above, AFCC shall pay to Ford its proportional share of the premium costs of such coverages. Ford shall from time to time provide written notice to AFCC of
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the portion of the insurance premium paid by Ford that are attributable to
AFCC, whereupon AFCC shall promptly pay such amounts.

       3. Termination. Ford and AFCC may terminate this Agreement at any time so desired, at will and without cause, by giving the other party at least 180 days' prior written notice; provided, if at any time Ford ceases to own (either directly or indirectly) more than 50% of the outstanding voting stock of AFCC or ceases for any reason, as determined in Ford's reasonable discretion, to have effective control of AFCC, then this Agreement shall terminate automatically. In the event of termination hereof other than at the end of a calendar year, AFCC shall pay a pro rata portion of the fees provided for in
Section 2 hereof for the tat portion of the claendar year during which this Agreement was in effect. However, there will be no return of insurance premiums for any mid-policy cancellation; Further, AFCC will be responsible for any future retroactive premium adjustments for the periods AFCC participated in
Ford's insurance programs.

       If the provisions hereof are acceptable, please confirm you acceptance by signing, dating and returning to us the copy of this letter enclosed for that purpose.

                                        Sincerely,

                                        FORD MOTOR COMPANY


                                        BY: /S/ John A. Rintamaki
                                            ---------------------

                                            John A. Rintamaki
                                            Secretary

AGREED AND ACCEPTED:

ASSOCIATES FIRST CAPITAL CORPORATION


By: /S/ Chester D. Longenecker
   ---------------------------
Name:Chester D. Longenecker
Title: Executive Vice President